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May 17, 2000

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Dear Sirs:

In connection with the pending registration under the Securities Act of 1933, as amended (the "Act"), of 187,950 shares of common stock, no par value, of Center Bancorp, Inc., a New Jersey corporation (the "Company"), offered for sale pursuant to the Center Bancorp, Inc. 1999 Employee Stock Incentive Plan(the "Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that, when the Company's Registration Statement on Form S-8 relating to such Shares has become effective under the Act and the Shares have been issued and sold as contemplated by such Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,



/s/ LOWENSTEIN SANDLER  PC